THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR RECEIPT BY SAGE OF AN OPINION OF COUNSEL IN FORM, SUBSTANCE AND SCOPE REASONABLY SATISFACTORY TO SAGE THAT THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION HEREOF MAY BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF, UNDER AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND SUCH STATE SECURITIES LAWS.

SAGEBRUSH GOLD, LTD.
GOLD ACQUISITION CORP.

Amended and Restated Senior Secured Convertible Promissory Note

February 23, 2012	$2,368,183.05

For value received, each of (i) SAGEBRUSH GOLD, LTD., a Nevada corporation with an address of 1640 Terrace Way, Walnut Creek, CA 94597 (“Sage”), and (ii) GOLD ACQUISITION CORP., a Nevada corporation with an address of 1640 Terrace Way, Walnut Creek, CA 94597 (the “Holding Company,” and together with Sage, each a “Maker” and jointly and severally the “Makers”) hereby promises to pay to the order of PLATINUM LONG TERM GROWTH LLC, a Delaware limited liability company with an address of 152 West 57th Street, 4th Floor, New York, NY 10019 (together with its successors, representatives, and permitted assigns, the “Holder”), in accordance with the terms hereinafter provided, the principal amount of Two Million Three Hundred Sixty-Eight Thousand One Hundred Eighty-Three Dollars and Five Cents ($2,368,183.05), together with interest thereon.

All payments under or pursuant to this Note shall be made in United States Dollars in immediately available funds to the Holder at the address of the Holder first set forth above or at such other place as the Holder may designate from time to time in writing to the Makers or by wire transfer of funds to the Holder’s account, instructions for which are attached hereto as Exhibit A. The outstanding principal balance of this Note shall be due and payable on the date that is twelve months from the Commencement Date defined below (the “Maturity Date”).

ARTICLE I - GENERAL TERMS

Section 1.1                      Letter Agreement; Assignment and Assumption Agreement

This Note has been executed and delivered pursuant to (i) the Letter Agreement, dated as of July 18, 2011 (as amended, restated, supplemented or otherwise modified, the “Letter Agreement”), by and among Sage, the Holder and Lakewood Group LLC (“Lakewood”) and (ii) the Note Assignment and Assumption Agreement (“Assignment and Assumption”) dated on or about the date hereof by and among the Makers, the Holder, Lakewood, Frost Gamma Investments Trust (“Frost”) and Michael Brauser (“Brauser”).  Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Letter Agreement.  On the date hereof, the Makers are issuing a Senior Secured Convertible Note in substantially the same form as this Note to Lakewood (the “Lakewood Note”).  This Note evidences amounts due and owing under the Senior Secured Convertible Promissory Note issued on August 30th, 2011 by the Makers to the Holder in the original principal amount of $6,400,000 (the “Original Note”).  Pursuant to the Assignment and Assumption, the Holder assigned $3,200,000 of the original principal amount of the Original Note to Frost and Brauser.  Therefore this Note, together with Senior Secured Promissory Notes from the Makers to Frost and Brauser dated as of the date hereof, is issued in exchange for (and not in discharge of the indebtedness evidenced by) the Original Note.  Certain terms used herein are defined in Section 5.13 hereof.

Section 1.2                      Interest

Beginning on August 30, 2011, the original issuance date of this Note (the “Issuance Date”), the outstanding principal balance of this Note shall bear interest, in arrears, at a rate per annum equal to nine percent (9%), payable monthly, commencing February 23, 2013 (the “Commencement Date”) and continuing on the same day of each month thereafter (each such date an “Interest Payment Date”) through and including the Maturity Date. As used herein, “Business Day” (whether or not capitalized) means any day banking transactions can be conducted in New York City, New York, USA, and does not include any day which is a federal or state holiday in such location.

Interest shall be computed on the basis of a 360-day year of twelve (12) thirty-day months, shall compound monthly and shall accrue commencing on August 30, 2011.  Furthermore, upon the occurrence of an Event of Default (as defined in Section 2.1 hereof), the Makers will pay interest to the Holder, payable on demand, on the outstanding principal balance of the Note and on all unpaid interest from the date of the Event of Default at a per annum rate equal to the lesser of (i) eighteen percent (18%) and (ii) the maximum applicable legal rate per annum, calculated based on a 360-day year.

At the option of the Makers, interest on this  Note shall be payable in cash or in shares of common stock of Sage, par value $0.0001 per share (the “Common Stock”)  based on the average Interest Payment Share Price (as defined below) for the ten (10) Trading Days preceding any Interest Payment Date. “Interest Payment Share Price” means, for any date, the price determined by the first of the following clauses that applies: (i) if the Common Stock is then listed or quoted on an Interest Payment Trading Market, the daily volume weighted average price of the Common Stock for the ten (10) Trading Days prior to such date (or the nearest preceding date) on the Interest Payment Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. New York City time to 4:02 p.m. New York City time); or (ii) if the Common Stock is not then listed or quoted on an Interest Payment Trading Market for which the daily volume weighted average price of the Common Stock is available on Bloomberg L.P., the average closing price of the Common Stock for the ten (10) Trading Days immediately prior to such date.  “Interest Payment Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq Capital Market, the NYSE Amex, the New York Stock Exchange, the Nasdaq National Market, or the OTC Bulletin Board.

Notwithstanding the foregoing:

A.
Interest on this Note shall be payable only in cash in the event that, as of any Interest Payment Date, (A) any Event of Default has occurred and is continuing, (B) the Common Stock is not then listed or traded on an Interest Payment Trading Market, and/or (C) the payment of interest in shares of Common Stock would cause the Holder or its affiliates to beneficially own (as defined in accordance with Section 13(d) of the Securities Exchange Act of 1934) in excess of 4.99% of the Common Stock of Sage then outstanding; and

B.
In the event that the Makers elect to exercise this option, the Holder shall have the right to require the Makers to pay fifty percent (50%) of the interest payable on any Interest Payment Date in cash and fifty percent (50%) in shares of Sage’s Common Stock as contemplated in this Section 1.2.

Section 1.3                      Payment of Principal; Prepayment

The principal amount hereof shall be paid in full in twelve (12) equal monthly installments, with the initial payment due on the Commencement Date and each subsequent payment due on each day on which interest is due and payable hereunder pursuant to Section 1.2 hereof; provided, that, any and all unpaid principal and interest shall be paid in full on the Maturity Date, or, if earlier, upon acceleration of this Note in accordance with the terms hereof. Any amount of principal repaid hereunder may not be re-borrowed. The Makers may prepay this Note in full or in part with the prior written consent of the Holder, provided that any partial payment shall be in an amount not less than $250,000.

Section 1.4                      Security Documents

The obligations of the Makers hereunder are secured by: (i) a Security Agreement (the “Security Agreement”) dated as of the date of the Original Note between the Holding Company and Platinum Long Term Growth LLC, as collateral agent (in such capacity, the “Collateral Agent”); (ii) one or more Deeds of Trust from the Holding Company to the Collateral Agent (collectively, the “Deed of Trust”); (iii)  a Pledge Agreement from Sage to the Collateral Agent (the “Pledge Agreement”); and (iv) an instruction letter of the Makers and the Collateral Agent to the United States Department of the Interior, Bureau of Land Management (the “Instruction Letter”).  The Instruction Letter, the Pledge Agreement, the Deed of Trust and the Security Agreement, as such documents and instruments may be amended, restated, supplemented or otherwise modified from time to time, are collectively referred to herein as the “Security Documents.”  The Security Documents, together with this Note, the Letter Agreement, and all documents or instruments in connection herewith or therewith or in furtherance hereof or thereof as such documents and instruments may be amended, restated, supplemented or otherwise modified from time to time, are collectively referred to herein as the “Transaction Documents.”

Section 1.5                      Payment on Non-Business Days

Whenever any payment to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of New York, such payment may be due on the next succeeding Business Day and such next succeeding day shall be included in the calculation of the amount of accrued interest payable on such date.

Section 1.6                      Transfer

This Note may be transferred or sold, subject to the provisions of Section 5.8 of this Note, or pledged, hypothecated or otherwise granted as security by the Holder.

Section 1.7                      Replacement

Upon receipt of a duly executed, notarized and unsecured written statement from the Holder with respect to the loss, theft or destruction of this Note (or any replacement hereof) and a standard indemnity, or, in the case of a mutilation of this Note, upon surrender and cancellation of such Note, the Makers shall issue a new Note, of like tenor and amount, in lieu of such lost, stolen, destroyed or mutilated Note.

ARTICLE II - EVENTS OF DEFAULT; REMEDIES

Section 2.1                      Events of Default.

The occurrence of any of the following events shall be an “Event of Default” under this Note:

(a)           any default in the payment of (1) the principal amount hereunder when due, or (2) interest on, or any other fees due in connection with, this Note, as and when the same shall become due and payable (whether on the Maturity Date or by acceleration or otherwise); or

(b)           any Maker shall fail to observe or perform any other covenant or agreement contained in this Note, or any other Transaction Document, which failure is not cured, if possible to cure, within 3 Business Days after the occurrence thereof; or

(c)           the suspension from listing, without subsequent listing on any one of, or the failure of Sage’s Common Stock (“Common Stock”) to be listed on at least one of, the OTC Bulletin Board, the OTCQB, the OTCQX, the NYSE Amex, the Nasdaq Capital Markets, the Nasdaq Global Market, the Nasdaq Global Select Market or The New York Stock Exchange, Inc. for a period of ten (10) consecutive Trading Days; or

(d)           notice from Sage to the Holder, including by way of public announcement, at any time, of Sage’s inability to comply (including without limitation for any of the reasons described in Section 3.7(a) hereof) or its intention not to comply with proper requests for conversion of this Note into shares of Common Stock; or

(e)           Sage shall fail to timely deliver the shares of Common Stock pursuant to the terms hereof upon conversion of the Note; or

(f)           any Maker shall fail to make the payment of any fees and/or liquidated damages under this Note, the Letter Agreement or any other Transaction Document, which failure is not remedied within five (5) Business Days after the occurrence thereof; or

(g)           default shall be made in the performance or observance of (i) any covenant, condition or agreement contained in this Note and is not fully cured within three (3) Business Days after the occurrence thereof or (ii) any covenant, condition or agreement contained in any Transaction Document that is not covered by any other provisions of this Section 2.1 which results in a Material Adverse Effect and such default is not fully cured within three (3) Business Days of the earliest of (A) the date the Makers receive notice from the Holder of the occurrence thereof, (B) the date any Maker knew of such default, or (C) the date any Maker should have known of such default; or

(h)           any representation or warranty made by any Maker herein or in any other Transaction Document shall prove to have been false or incorrect or breached on the date as of which made, which breach results in a Material Adverse Effect; or

(i)           any Maker shall (A) default in any payment of any amount or amounts of principal of or interest on any Indebtedness (other than the Indebtedness hereunder) the aggregate principal amount of which Indebtedness is in excess of $250,000 or (B) default in the observance or performance of any other agreement or condition relating to any Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders or beneficiary or beneficiaries of such Indebtedness to cause with the giving of notice if required, such Indebtedness to become due prior to its stated maturity; or

(j)           any Maker shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or assets, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic), (iv) file a petition seeking to take advantage of any bankruptcy, insolvency, moratorium, reorganization or other similar law affecting the enforcement of creditors’ rights generally, (v) acquiesce in writing to any petition filed against it in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic), (vi) issue a notice of bankruptcy or winding down of its operations or issue a press release regarding same, or (vii) take any action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing; or

(k)           a proceeding or case shall be commenced in respect of any Maker, without its application or consent, in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, moratorium, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets in connection with the liquidation or dissolution of any Maker or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case described in clause (i), (ii) or (iii) shall continue undismissed, or unstayed and in effect, for a period of thirty (30) days or any order for relief shall be entered in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic) against any Maker or action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing shall be taken with respect to any Maker and shall continue undismissed, or unstayed and in effect for a period of sixty (60) days; or

(l)           the failure of Sage to instruct its transfer agent to remove any legends from shares of Common Stock eligible to be sold under Rule 144 (“Rule 144”) of the Securities Act of 1933, as amended (the “Securities Act”) and issue such un-legended certificates to the Holder within three (3) Business Days of the Holder’s request so long as the Holder has provided reasonable assurances to Sage that such shares of Common Stock can be sold pursuant to Rule 144; or

(m)           the occurrence of any default or Event of Default under any other Transaction Document, or the occurrence of any event, which, with the passage of time or the giving of notice or both, would constitute a default or an Event of Default under any other Transaction Document; or

(n)           any Maker shall cease to intend to actively conduct operations relating to its mining business for a period of ten (10) or more consecutive Business Days in a manner consistent with past practices relating to such business; or

(o)           any material portion of the property or assets of any Maker is seized by any governmental authority; or

(p)           the Makers shall fail to pay any Bureau of Land Management fees relating to any unpatented mining claims now or hereafter held by the Holding Company; or

(q)           any Maker or any principal executive officer thereof is indicted for the commission of any criminal activity involving fraud or dishonesty; or

(r)           without limiting the generality of Section 2.1 hereof, any default or Event of Default shall have occurred under any of (x) the Lakewood Note, (y) the Senior Secured Convertible Promissory Note issued on or about the date hereof by the Makers to Frost, and/or (z) the Senior Secured Convertible Promissory Note issued on or about the date hereof by the Makers to Brauser; or

(s)           closing of a purchase, tender or exchange offer made to the holders of more than fifty percent (50%) of the outstanding shares of Common Stock in which more than fifty percent (50%) of the outstanding shares of Common Stock were tendered and accepted.

Section 2.2                      Remedies Upon An Event of Default

 If an Event of Default shall have occurred and shall be continuing, the Holder of this Note may at any time at its option: (a) declare the entire unpaid principal balance of this Note, together with all interest accrued hereon, due and payable, and thereupon, the same shall be accelerated and so due and payable, without presentment, demand, protest, or notice, all of which are hereby expressly unconditionally and irrevocably waived by the Makers; provided, that, no notice or declaration of acceleration by the Holder shall be required in case of an Event of Default described in Section 2.1(j) or Section 2.1(k) above, the occurrence of which shall cause the outstanding principal balance and all accrued interest to become immediately due and payable; or (b) demand that the principal amount of this Note then outstanding and all accrued and unpaid interest thereon shall be converted into shares of Common Stock at the Conversion Price per share on the Trading Day immediately preceding the date the Holder demands conversion pursuant to this clause (subject to Section 3.4 hereof); or (c) in the case of an Event of Default under Section 2.1(e) or Section 2.1(l) hereof, demand immediate prepayment of this Note at a price equal to one hundred and ten percent (110%) of the aggregate principal amount of this Note plus all accrued and unpaid interest at the time of such demand (the “Prepayment Price”).  In addition, the Holder may exercise or otherwise enforce any one or more of the Holder’s rights, powers, privileges, remedies and interests under the Transaction Documents.  No course of delay on the part of the Holder shall operate as a waiver thereof or otherwise prejudice the right of the Holder.  No remedy conferred hereby shall be exclusive of any other remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.

ARTICLE III - CONVERSION; ANTI-DILUTION; PREPAYMENT

Section 3.1                      Conversion Option

At any time and from time to time on or after the Issuance Date, this Note shall be convertible (in whole or in part), at the option of the Holder (the “Conversion Option”), into such number of fully paid and non-assessable shares of Common Stock (the “Conversion Rate”) as is determined by dividing (x) that portion of the outstanding principal balance plus any accrued but unpaid interest under this Note as of such date that the Holder elects to convert by (y) the Conversion Price (as defined in Section 3.2 hereof) then in effect on the date (the “Conversion Date”) on which the Holder faxes a notice of conversion (the “Conversion Notice”), duly executed, to Sage (facsimile number: (925) 938-0406, Attn.: David Rector (or current CEO, President or CFO), provided, however, that the Conversion Price shall be subject to adjustment as described in Section 3.5 below.  The Holder shall deliver this Note to Sage, on behalf of the Makers, at the address designated in the Letter Agreement at such time that this Note is fully converted.  With respect to partial conversions of this Note, the Makers shall keep written records of the amount of this Note converted as of each Conversion Date.

Section 3.2                      Conversion Price

The term “Conversion Price” shall mean $0.40, subject to adjustment under Section 3.5 hereof for all circumstances and in all cases set forth in such section since the Issuance Date.

Section 3.3                      Mechanics of Conversion

(a)           Not later than three (3) Trading Days after any Conversion Date, Sage or its designated transfer agent, as applicable, shall issue and deliver to the Depository Trust Company (“DTC”) account on the Holder’s behalf via the Deposit Withdrawal Agent Commission System (“DWAC”) as specified in the Conversion Notice, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled.  In the alternative, not later than three (3) Trading Days after any Conversion Date, Sage shall deliver to the Holder by express courier a certificate or certificates which shall be free of restrictive legends and trading restrictions representing the number of shares of Common Stock being acquired upon the conversion of this Note (the “Delivery Date”).  Notwithstanding the foregoing to the contrary, Sage or its transfer agent shall only be obligated to issue and deliver the shares to the DTC on the Holder’s behalf via DWAC (or certificates free of restrictive legends) if such conversion is in connection with a sale and the Holder has complied with the applicable prospectus delivery requirements (as evidenced by documentation furnished to and reasonably satisfactory to Sage) or such shares may be sold pursuant to Rule 144 or an exemption from the registration requirements of the Securities Act.  If in the case of any Conversion Notice such certificate or certificates are not delivered to or as directed by the Holder by the Delivery Date, the Holder shall be entitled by written notice to Sage at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event Sage shall immediately return this Note tendered for conversion (if applicable), and whereupon the Makers and the Holder shall each be restored to their respective positions immediately prior to the delivery of such notice of revocation, except that any amounts described in Sections 3.3(b) and 3.3(c) shall be payable through the date notice of rescission is given to Sage.

(b)           The Makers understand that a delay in the delivery of the shares of Common Stock upon conversion of this Note beyond the Delivery Date could result in economic loss to the Holder.  If Sage fails to deliver to the Holder such shares via DWAC (or, if applicable, certificates) by the Delivery Date, the Makers shall pay to the Holder, in cash, an amount per Trading Day for each Trading Day until such shares are delivered via DWAC or certificates are delivered (if applicable), together with interest on such amount at a rate of 10% per annum, accruing until such amount and any accrued interest thereon is paid in full, equal to the greater of: (A) (i) 1% of the aggregate principal amount of the Note requested to be converted for the first five (5) Trading Days after the Delivery Date and (ii) 2% of the aggregate principal amount of the Note requested to be converted for each Trading Day thereafter; and (B) $1,000 per day (which amount shall be paid as liquidated damages and not as a penalty).  Nothing herein shall limit the Holder’s right to pursue actual damages for Sage’s failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein and the Holder shall have the right to pursue all remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief).  Notwithstanding anything to the contrary contained herein, the Holder shall be entitled to withdraw a Conversion Notice, and upon such withdrawal the Makers shall only be obligated to pay the liquidated damages accrued in accordance with this Section 3.3(b) through the date the Conversion Notice is withdrawn.

(c)           In addition to any other rights available to the Holder, if Sage fails to cause its transfer agent to transmit via DWAC or transmit to the Holder a certificate or certificates representing the shares of Common Stock issuable upon conversion of this Note on or before the Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the shares of Common Stock issuable upon conversion of this Note which the Holder anticipated receiving upon such conversion (a “Buy-In”), then the Makers shall (1) pay in cash to the Holder the amount by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of shares of Common Stock issuable upon conversion of this Note that Sage was required to deliver to the Holder in connection with the conversion at issue times (B) the price at which the sell order giving rise to such purchase obligation was executed, and (2) at the option of the Holder, either reinstate the portion of the Note and equivalent number of shares of Common Stock for which such conversion was not honored or deliver to the Holder the number of shares of Common Stock that would have been issued had Sage timely complied with its conversion and delivery obligations hereunder.  For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (1) of the immediately preceding sentence the Makers shall be required to pay the Holder $1,000. The Holder shall provide the Makers written notice indicating the amounts payable to the Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Makers.  Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to Sage’s failure to timely deliver certificates representing shares of Common Stock upon conversion of this Note as required pursuant to the terms hereof.

Section 3.4                      Ownership Cap and Certain Conversion Restrictions

(a)           Notwithstanding anything to the contrary set forth in this Note, at no time may all or a portion of this Note be converted if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by the Holder at such time, the number of shares of Common Stock which would result in the Holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules thereunder) more than 4.99% of all of the Common Stock outstanding at such time; provided, however, that upon the Holder providing the Makers with sixty-one (61) days’ advance notice (the “4.99% Waiver Notice”) that the Holder would like to waive this Section 3.4(a) with regard to any or all shares of Common Stock issuable upon conversion of this Note, this Section 3.4(a) will be of no force or effect with regard to all or a portion of the Note referenced in the 4.99% Waiver Notice.

(b)           Notwithst

anding anything to the contrary set forth in this Note, at no time may all or a portion of this Note be converted if the number of shares of Common Stock to be issued pursuant to such conversion, when aggregated with all other shares of Common Stock owned by the Holder at such time, would result in the Holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) in excess of 9.99% of the then issued and outstanding shares of Common Stock outstanding at such time; provided, however, that upon the Holder providing the Makers with sixty-one (61) days’ advance notice (the “9.99% Waiver Notice”) that the Holder would like to waive this Section 3.4(b) with regard to any or all shares of Common Stock issuable upon conversion of this Note, this Section 3.4(b) will be of no force or effect with regard to all or a portion of the Note referenced in the 9.99% Waiver Notice.

Section 3.5                      Adjustment of Conversion Price

(a)           Until the Note has been paid in full or converted in full, from and after the Issuance Date, the Conversion Price shall be subject to adjustment from time to time as follows (but shall not be increased, other than pursuant to Section 3.5(a)(i) hereof):

(i)           Adjustments for Stock Splits and Combinations.  If Sage shall at any time or from time to time after the Issuance Date, effect a stock split of the outstanding Common Stock, the applicable Conversion Price in effect immediately prior to the stock split shall be proportionately decreased.  If Sage shall at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock, the applicable Conversion Price in effect immediately prior to the combination shall be proportionately increased.  Any adjustments under this Section 3.5(a)(i) shall be effective at the close of business on the date the stock split or combination occurs.

(ii)           Adjustments for Certain Dividends and Distributions.  If Sage shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the applicable Conversion Price in effect immediately prior to such event shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying, the applicable Conversion Price then in effect by a fraction:

(1)	the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(2)
the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

(iii)           Adjustment for Other Dividends and Distributions.  If Sage shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in other than shares of Common Stock, then, and in each event, an appropriate revision to the applicable Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the holders of this Note shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of Sage which they would have received had this Note been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities (together with any distributions payable thereon during such period), giving application to all adjustments called for during such period under this Section 3.5(a)(iii) with respect to the rights of the Holder; provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

(iv)           Adjustments for Reclassification, Exchange or Substitution.  If the Common Stock issuable upon conversion of this Note at any time or from time to time after the Issuance Date shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 3.5(a)(i), 3.5(a)(ii) and 3.5(a)(iii), or a reorganization, merger, consolidation, or sale of assets provided for in Section 3.5(a)(v)), then, and in each event, an appropriate revision to the Conversion Price shall be made and provisions shall be made (by adjustments of the Conversion Price or otherwise) so that the Holder shall have the right thereafter to convert this Note into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such Note might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

(v)           Adjustments for Reorganization, Merger, Consolidation or Sales of Assets.  If at any time or from time to time after the Issuance Date there shall be a capital reorganization of Sage (other than by way of a stock split or combination of shares or stock dividends or distributions provided for in Section 3.5(a)(i), 3.5(a)(ii) and 3.5(a)(iii), or a reclassification, exchange or substitution of shares provided for in Section 3.5(a)(iv)), or a merger or consolidation of Sage with or into another Person where the holders of outstanding voting securities prior to such merger or consolidation do not own over fifty percent (50%) of the outstanding voting securities of the merged or consolidated entity, immediately after such merger or consolidation, or the sale of all or substantially all of Sage’s properties or assets to any other Person (an “Organic Change”), then as a part of such Organic Change, (A) if the surviving entity in any such Organic Change is a public company that is registered pursuant to the Exchange Act, and its common stock is listed or quoted on a national exchange or the OTC Bulletin Board, an appropriate revision to the Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the Holder shall have the right thereafter to convert such Note into the kind and amount of shares of stock and other securities or property of Sage or any successor corporation resulting from Organic Change, and (B) if the surviving entity in any such Organic Change is not a public company that is registered pursuant to the Exchange Act, or its common stock is not listed or quoted on a national exchange or the OTC Bulletin Board, the Holder shall have the right to demand prepayment of this Note pursuant to Section 3.6(b) hereof.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3.5(a)(v) with respect to the rights of the Holder after the Organic Change to the end that the provisions of this Section 3.5(a)(v) (including any adjustment in the applicable Conversion Price then in effect and the number of shares of stock or other securities deliverable upon conversion of this Note) shall be applied after that event in as nearly an equivalent manner as may be practicable.

(vi)           Adjustments for Issuance of Additional Shares of Common Stock.  Other than with respect to any issuance exempted pursuant to the terms of Section 3.5(c) hereof, in the event that Sage shall, at any time, from time to time after the Issuance Date, issue or sell any additional shares of Common Stock (otherwise than as provided  in the foregoing subsections (i) through (v) of this Section 3.5(a) or pursuant to Common Stock Equivalents (hereafter defined) granted or issued prior to the Issuance Date) (“Additional Shares of Common Stock”), at a price per share less than the Conversion Price then in effect or without consideration, then the Conversion Price upon each such issuance shall be reduced to a price equal to the consideration per share paid for such Additional Shares of Common Stock.

(vii)           Issuance of Common Stock Equivalents.  The provisions of this Section 3.5(a)(vii) shall apply if (a) Sage, at any time after the Issuance Date, shall issue any securities convertible into or exchangeable for, directly or indirectly, Common Stock (“Convertible Securities”), or (b) any rights or warrants or options to purchase any such Common Stock or Convertible Securities (collectively, the “Common Stock Equivalents”) shall be issued or sold, at any time, from time to time after the Issuance Date.  If the price per share for which Additional Shares of Common Stock may be issuable pursuant to any such Common Stock Equivalent shall be less than the applicable Conversion Price then in effect, or if, after any such issuance of Common Stock Equivalents, the price per share for which Additional Shares of Common Stock may be issuable thereafter is amended or adjusted, and such price as so amended shall be less than the applicable Conversion Price in effect at the time of such amendment or adjustment, then the applicable Conversion Price upon each such issuance or amendment shall be adjusted as provided in the first sentence of subsection (vi) of this Section 3.5(a).

(viii)           Consideration for Stock.  In case any shares of Common Stock or any Common Stock Equivalents shall be issued or sold, at any time, from time to time after the Issuance Date:

(1)
in connection with any merger or consolidation in which Sage is the surviving corporation (other than any consolidation or merger in which the previously outstanding shares of Common Stock of Sage shall be changed to or exchanged for the stock or other securities of another corporation), the amount of consideration therefor shall be, deemed to be the fair value, as determined reasonably and in good faith by the Board of Directors of Sage, of such portion of the assets and business of the nonsurviving corporation as such Board may determine to be attributable to such shares of Common Stock, Convertible Securities, rights or warrants or options, as the case may be; or

(2)
in the event of any consolidation or merger of Sage in which Sage is not the surviving corporation or in which the previously outstanding shares of Common Stock of Sage shall be changed into or exchanged for the stock or other securities of another corporation, or in the event of any sale of all or substantially all of the assets of Sage for stock or other securities of any corporation, Sage shall be deemed to have issued a number of shares of its Common Stock for stock or securities or other property of the other corporation computed on the basis of the actual exchange ratio on which the transaction was predicated, and for a consideration equal to the fair market value on the date of such transaction of all such stock or securities or other property of the other corporation.  If any such calculation results in adjustment of the applicable Conversion Price, or the number of shares of Common Stock issuable upon conversion of the Note, the determination of the applicable Conversion Price or the number of shares of Common Stock issuable upon conversion of the Note immediately prior to such merger, consolidation or sale, shall be made after giving effect to such adjustment of the number of shares of Common Stock issuable upon conversion of the Note.  In the event Common Stock is issued with other shares or securities or other assets of Sage for consideration which covers both, the consideration computed as provided in this Section 3.5(a)(viii) shall be allocated among such securities and assets as determined in good faith by the Board of Directors of Sage; or

(3)	for services, other than as permitted pursuant to Section 3.5(c) hereof, the amount of consideration therefor shall be deemed to be the par value of the Common Stock.

(b)           Record Date.  In case Sage shall take record of the holders of its Common Stock for the purpose of entitling them to subscribe for or purchase Common Stock or Convertible Securities, then the date of the issue or sale of the shares of Common Stock shall be deemed to be such record date.

(c)           Certain Issues Excepted.  Anything herein to the contrary notwithstanding, the Makers shall not be required to make any adjustment to the Conversion Price in connection with the following: (a) issuances of shares of Common Stock or options to consultants, employees, officers or directors of Sage pursuant to any stock or option plan, in an aggregate amount not to exceed options to acquire more than 2.5% of the outstanding Common Stock in any calendar year, if and to the extent such grants are duly approved by a majority of the non-employee members of the Board of Directors of Sage or a majority of the members of a committee of non-employee directors established for such purpose and, in the case of any options, the exercise price of such options are in excess of the closing price of the Common Stock on the date of grant; (b) issuances of securities upon the exercise or exchange of or conversion of any securities issued hereunder and/or securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the Issuance Date, provided that such securities have not been amended since the Issuance Date to increase the number of such securities or to decrease the exercise, exchange or conversion price of any such securities, (c) securities issued pursuant to acquisitions or strategic transactions, provided any such issuance shall only be to a person which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of Sage and in which Sage receives benefits in addition to the investment of funds, but shall not include a transaction in which Sage is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, (d) issuances of shares of common stock, warrants or options (which options shall not be included as part of the 2.5% cap set forth in Section 3.5(c)(a) herein) by Sage to Continental Resources Group, Inc. or its shareholders (or issuances of Common Stock upon conversion or exercise thereof), pursuant to the provisions of that certain Asset Purchase Agreement dated as of July 22, 2011, as such provisions were in effect on July 22, 2011 (the “Continental APA”); provided, that, such warrants or options are not amended following the date of issuance by Sage to increase the number of shares issuable pursuant thereto or to decrease the exercise, exchange or conversion price thereof except to the extent such adjustments are required pursuant to the terms of such warrants or options as the case may be, (e) up to 12,000,000 shares of Sage’s Common Stock and options to acquire 10,000,000 shares of Sage’s Common Stock issued to Sage’s Chief Executive Officer during the one year period beginning on August 30, 2011, and (f) options (which options shall not be included as part of the 2.5% cap set forth in Section 3.5(c)(a) herein) to Mr. Barry Honig during the one year period beginning on August 30, 2011, in an aggregate amount not to exceed options to acquire more than 12,000,000 shares of Sage’s outstanding Common Stock, if the exercise price of such options are in excess of the closing price of the Common Stock on the date of grant.

(d)           No Impairment.  No Maker shall, by amendment of its Certificate of Incorporation, Bylaws, Operating Agreement  or other constitutional documents, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Makers, but will at all times in good faith, assist in the carrying out of all the provisions of this Section 3.5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the Holder against impairment.  In the event a Holder shall elect to convert any portion of the Note as provided herein, Sage cannot refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, violation of an agreement to which such Holder is a party or for any reason whatsoever, unless, an injunction from a court, or notice, restraining and or adjoining conversion of all or of the Note shall have issued and Sage posts a surety bond for the benefit of such Holder in an amount equal to one hundred thirty percent (130%) of the amount of the Note that the Holder has elected to convert, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Holder (as liquidated damages) in the event it obtains judgment.

(e)           Certificates as to Adjustments.  Upon occurrence of each adjustment or readjustment of the Conversion Price or number of shares of Common Stock issuable upon conversion of this Note pursuant to this Section 3.5, Sage at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Holder a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based.  Sage shall, upon written request of the Holder, at any time, furnish or cause to be furnished to the Holder a like certificate setting forth such adjustments and readjustments, the applicable Conversion Price in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of this Note.  Notwithstanding the foregoing, Sage shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent (1%) of such adjusted amount.

(f)           Issue Taxes.  The Makers shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of this Note pursuant thereto; provided, however, that the Makers shall not be obligated to pay any transfer taxes resulting from any transfer requested by the Holder in connection with any such conversion.

(g)           Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of this Note.  All fractional shares shall be rounded up to the nearest whole share.

(h)           Reservation of Common Stock.  Sage shall at all times when this Note shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of this Note and all interest accrued thereon; provided that the number of shares of Common Stock so reserved shall at no time be less than one hundred twenty percent (120%) of the number of shares of Common Stock for which this Note and all interest accrued thereon are at any time convertible.  Sage shall, from time to time in accordance with Nevada law, increase the authorized number of shares of Common Stock if at any time the unissued number of authorized shares shall not be sufficient to satisfy Sage’s obligations under this Section 3.5(h).

(i)           Regulatory Compliance.  If any shares of Common Stock to be reserved for the purpose of conversion of this Note or any interest accrued thereon require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, Sage shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

Section 3.6                      Prepayment

(a)           Prepayment Upon an Event of Default.  Notwithstanding anything to the contrary contained herein, upon the occurrence of an Event of Default described in Section 2.1(e) and/or Section 2.1(l) hereof, the Holder shall have the right, at such Holder’s option, to require the Makers to prepay in cash all or a portion of this Note at the Prepayment Price.  Nothing in this Section 3.6(a) shall limit the Holder’s rights under Section 2.2 hereof.

(b)           Prepayment Option Upon Major Transaction.  In addition to all other rights of the Holder contained herein, simultaneous with the occurrence of a Major Transaction (as defined below), the Holder shall have the right, at the Holder’s option, to require the Makers to prepay all or a portion of the Note in cash at a price equal to the sum of (i) the greater of (A) one hundred and ten percent (110%) of the aggregate principal amount of this Note plus all accrued and unpaid interest and (B) in the event at such time the Holder is unable to obtain the benefit of its conversion rights through the conversion of this Note and resale of the shares of Common Stock issuable upon conversion hereof in accordance with the terms of this Note and the other Transaction Documents or the Equity Conditions are not satisfied with respect to all such shares of Common Stock, the aggregate principal amount of this Note plus all accrued but unpaid interest hereon, divided by the Conversion Price on (x) the date the Major Transaction Prepayment Price (as defined below) is demanded or otherwise due or (y) the date the Major Transaction Prepayment Price is paid in full, whichever is less, multiplied by the VWAP on (x) the date the Major Transaction Prepayment Price is demanded or otherwise due, and (y) the date the Major Transaction Prepayment Price is paid in full, whichever is greater, and (ii) all other amounts, costs, expenses and liquidated damages due in respect of this Note and the other Transaction Documents (the “Major Transaction Prepayment Price”).

(c)           “Major Transaction”  A “Major Transaction” shall be deemed to have occurred at such time as any of the following events:

(i)           the consolidation, merger or other business combination of any Maker with or into another Person (other than (A) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of any Maker or (B) a consolidation, merger or other business combination in which any  Maker is the surviving entity and the holders of such Maker’s voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities).

(ii)           the sale or transfer of more than fifty percent (50%) of any Maker’s assets (based on the fair market value as determined in good faith by such Maker’s Board of Directors) other than inventory in the ordinary course of business in one or a related series of transactions or the sale of all or any portion of Sage’s entertainment or sports-related business or assets; or

(iii)           closing of a purchase, tender or exchange offer made to the holders of more than fifty percent (50%) of the outstanding shares of Common Stock in which more than fifty percent (50%) of the outstanding shares of Common Stock were tendered and accepted.

(d)           Mechanics of Prepayment at Option of Holder Upon Major Transaction.  No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Major Transaction, but not prior to the public announcement of such Major Transaction, the Makers shall deliver written notice thereof via facsimile and overnight courier (“Notice of Major Transaction”) to the Holder of this Note.  At any time after receipt of a Notice of Major Transaction (or, in the event a Notice of Major Transaction is not delivered at least ten (10) days prior to a Major Transaction, at any time within ten (10) days prior to a Major Transaction), the Holder may require the Makers to prepay, effective immediately prior to the consummation of such Major Transaction, the Note by delivering written notice thereof via facsimile and overnight courier (“Notice of Prepayment at Option of Holder Upon Major Transaction”) to the Makers, which Notice of Prepayment at Option of Holder Upon Major Transaction shall indicate (i) the principal amount of the Note that the Holder is electing to have prepaid and (ii) the applicable Major Transaction Prepayment Price, as calculated pursuant to Section 3.6(b) above.

(e)           Payment of Major Transaction Prepayment Price.  Upon the Makers’ receipt of a Notice(s) of Prepayment at Option of Holder Upon Major Transaction from the Holder, the Makers shall deliver the applicable Major Transaction Prepayment Price immediately prior to the consummation of the Major Transaction; provided that the Holder’s original Note shall have been so delivered to the Makers.  If the Makers shall fail to prepay the Note (other than pursuant to a dispute as to the arithmetic calculation of the Prepayment Price), in addition to any remedy the Holder may have under the Transaction Documents, the applicable Prepayment Price payable in respect of the Note shall bear interest at the rate of two percent (2%) per month (prorated for partial months) until paid in full.  Until the Makers pay such unpaid applicable Prepayment Price in full to the Holder, the Holder shall have the option (the “Void Optional Prepayment Option”) to, in lieu of prepayment, require the Makers to promptly return the Note to the Holder that was submitted for prepayment under this Section 3.6 and for which the applicable Prepayment Price has not been paid, by sending written notice thereof to the Makers via facsimile (the “Void Optional Prepayment Notice”).  Upon the Makers’ receipt of such Void Optional Prepayment Notice(s) and prior to payment of the full applicable Prepayment Price to the Holder, (i) the Notice(s) of Prepayment at Option of Holder Upon Major Transaction shall be null and void with respect to the Note submitted for prepayment and for which the applicable Prepayment Price has not been paid, (ii) the Makers shall immediately return any Note submitted to the Makers by the Holder for prepayment under this Section 3.6(e) and for which the applicable Prepayment Price has not been paid and (iii) the Conversion Price of such returned Note shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Void Optional Prepayment Notice(s) is delivered to the Makers and (B) the lowest Closing Bid Price during the period beginning on the date on which the Notice(s) of Prepayment of Option of Holder Upon Major Transaction is or are delivered to the Makers and ending on the date on which the Void Optional Prepayment Notice(s) is delivered to the Makers; provided that no adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.  A holder’s delivery of a Void Optional Prepayment Notice and exercise of its rights following such notice shall not affect the Makers’ obligations to make any payments which have accrued prior to the date of such notice.  Payments provided for in this Section 3.6 shall have priority to payments to other stockholders in connection with a Major Transaction.

(f)           The Makers acknowledge that, notwithstanding the provisions of this Section 3.6, the occurrence of a Major Transaction without the Holder’s consent may constitute an Event of Default hereunder and nothing in this Section 3.6 shall be deemed to limit the Holder’s remedies in respect thereof.

Section 3.7                      Inability to Fully Convert.

(a)           Holder’s Option if Sage Cannot Fully Convert. In addition to the Holder’s other remedies hereunder, if, upon Sage’s receipt of a Conversion Notice, Sage cannot issue shares of Common Stock for any reason, including, without limitation, because Sage (x) does not have a sufficient number of shares of Common Stock authorized and available, or (y) is otherwise prohibited by applicable law or by the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over Sage or any of its securities from issuing all of the Common Stock which is to be issued to the Holder pursuant to a Conversion Notice, then Sage shall issue as many shares of Common Stock as it is able to issue in accordance with the Holder’s Conversion Notice and, with respect to the unconverted portion of this Note, the Holder, solely at Holder’s option, can elect to:

(i)           If Sage’s inability to honor any conversion fully is pursuant to Section 3.7(a)(x) above, require the Makers to prepay that portion of this Note that Holder has requested conversion of and for which Sage is unable to issue Common Stock in accordance with the Holder’s Conversion Notice (the “Mandatory Prepayment”) at a price per share equal to the Major Transaction Prepayment Price as of such Conversion Date (the “Mandatory Prepayment Price”);

(ii)           if Sage’s inability to fully convert is pursuant to Section 3.7(a)(y) above, require the Makers to issue restricted shares of Common Stock in accordance with such holder’s Conversion Notice;

(iii)           void its Conversion Notice and retain or have returned, as the case may be, this Note that was to be converted pursuant to the Conversion Notice (provided that the Holder’s voiding its Conversion Notice shall not affect the Makers’ obligations to make any payments which have accrued prior to the date of such notice);

(iv)           exercise its Buy-In rights pursuant to and in accordance with the terms and provisions of Section 3.3(c) of this Note.

In the event that the Holder shall elect to convert any portion of the Note as provided herein, Sage cannot refuse conversion based on any claim that the Holder or anyone associated or affiliated with the Holder has been engaged in any violation of law, violation of an agreement to which the Holder is a party or for any reason whatsoever, unless, an injunction from a court, on notice, restraining and or adjoining conversion of all or of the Note shall have been issued and Sage posts a surety bond for the benefit of the Holder in an amount equal to 130% of the principal amount of the Note the Holder has elected to convert, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Holder in the event it obtains judgment.

(b)           Mechanics of Fulfilling Holder’s Election.  Sage shall immediately send via facsimile to the Holder, upon receipt of a facsimile copy of a Conversion Notice from the Holder which cannot be fully satisfied as described in Section 3.7(a) above, a notice of Sage’s inability to fully satisfy the Conversion Notice (the “Inability to Fully Convert Notice”).  Such Inability to Fully Convert Notice shall indicate (i) the reason why Sage is unable to fully satisfy such holder’s Conversion Notice, (ii) the amount of this Note for which conversion has been requested and which cannot be converted and (iii) the applicable Mandatory Prepayment Price.  The Holder shall notify the Makers of its election pursuant to Section 3.7(a) above by delivering written notice via facsimile to the Makers (“Notice in Response to Inability to Convert”).

(c)           Payment of Prepayment Price.  If the Holder shall elect to have its Note prepaid pursuant to Section 3.7(a)(i) above, the Makers shall pay the Mandatory Prepayment Price to the Holder within thirty (30) days of the Makers’ receipt of the Holder’s Notice in Response to Inability to Convert, provided, that, prior to the Makers’ receipt of the Holder’s Notice in Response to Inability to Convert the Makers have not delivered a notice to the Holder stating, to the satisfaction of the Holder, that the event or condition resulting in the Mandatory Prepayment has been cured and all Conversion Shares issuable to the Holder can and will be delivered to the Holder in accordance with the terms of this Note.  If the Makers shall fail to pay the applicable Mandatory Prepayment Price to the Holder on the date that is five (5) Business Days following the Makers’ receipt of the Holder’s Notice in Response to Inability to Convert (other than pursuant to a dispute as to the determination of the arithmetic calculation of the Mandatory Prepayment Price), in addition to any remedy the Holder may have under this Note and the Letter Agreement, such unpaid amount shall bear interest at the rate of two percent (2%) per month (prorated for partial months) until paid in full (or, if less, the highest rate permitted by law).  Until the full Mandatory Prepayment Price is paid in full to the Holder, the Holder may (i) void the Mandatory Prepayment with respect to that portion of the Note for which the full Mandatory Prepayment Price has not been paid, (ii) receive back such Note, and (iii) require that the Conversion Price of such returned Note be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Holder voided the Mandatory Prepayment and (B) the lowest Closing Bid Price during the period beginning on the Conversion Date and ending on the date the Holder voided the Mandatory Prepayment.

Section 3.8                      No Rights as Shareholder.

Nothing contained in this Note shall be construed as conferring upon the Holder, prior to the conversion of this Note, the right to vote or to receive dividends or to consent or to receive notice as a shareholder in respect of any meeting of shareholders for the election of directors of Sage or of any other matter, or any other rights as a shareholder of Sage.

Section 3.9                      Shorting

By its acceptance of this Note, the Holder agrees that it will not affect any short sale, or cause its affiliates to effect any short sale of the Common Stock for so long as the Holder holds this Note or any Common Stock received upon conversion of this Note; provided, that, it is understood that nothing in this Section 3.9 shall be deemed to prohibit the Holder from disposing of any shares of Common Stock held by the Holder.

ARTICLE IV - COVENANTS

For so long as this Note is outstanding, without the prior written consent of the Holder:

Section 4.1                      No Liens.

Other than Permitted Liens, no Maker shall enter into, create, incur, assume or suffer to exist any liens, security interests, charges, claims or other encumbrances of any kind (collectively, “Liens”) on or with respect to any of its assets now owned or hereafter acquired or any interest therein or any income or profits therefrom.

Section 4.2                      No Indebtedness.

Other than Permitted Indebtedness or the Indebtedness of Sage existing on the Issuance Date and disclosed in the Commission Documents (and any refinancing of such Indebtedness on or prior to the maturity thereof in like amount) and Permitted Purchase Money Indebtedness, no Maker shall enter into, create, incur, guarantee, assume or suffer to exist any Indebtedness.

Section 4.3                      Compliance with Transaction Documents.

Each Maker shall comply with its obligations under this Note and the other Transaction Documents.

Section 4.4                      Compliance with Law.

Each Maker shall comply with law and duly observe and conform in all respects to all valid requirements of governmental authorities relating to the conduct of its business or to its properties or assets, unless such non-compliance, observance of conformance could not reasonably be expected to cause a Material Adverse Effect.

Section 4.5                      Transactions with Affiliates.

Without the prior written consent of the Holder, which consent shall not be unreasonably withheld, no Maker shall engage in any transactions with any officer, director, employee or any Affiliate of such Maker, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of such Maker, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $50,000, other than (i) for payment of reasonable salary for services actually rendered, as approved by the Board of Directors of such Maker as fair in all respects to such Maker, and (ii) reimbursement for expenses incurred on behalf of such Maker.  The restrictions set forth in this Section 4.5 shall not apply to (i) the Credit Facility (as in effect on the Issuance Date), (ii) any Permitted Subordinated Indebtedness, or (iii) with respect to the Holding Company, Permitted Preferred Stock.

Section 4.6                      No Dividends.

For as long as this Note is outstanding, no Maker or any subsidiary thereof shall (i) declare or pay any dividends or make any distributions to any holder(s) of Common Stock or other equity security of such Maker or (ii) purchase or otherwise acquire for value, directly or indirectly, any shares or other equity security of any Maker or any subsidiary thereof.

Section 4.7                      No Merger or Sale of Assets.

For so long as this Note is outstanding, no Maker or any subsidiary thereof shall, (i) merge or consolidate or sell or dispose of all its assets or any substantial portion thereof (other than inventory in the ordinary course  business);  (ii) change its name or state or organization; (iii) commence any liquidation or dissolution; or (iv) in any way or manner alter  its  organizational  structure  or  effect  a  change  of  entity (other than an increase in the authorized common or preferred stock of Sage as necessary or the designation of rights and preferences of preferred stock of Sage).  Notwithstanding the foregoing, this Section 4.7 shall not prohibit the sale of any assets held by Sage or any subsidiary (other than the Holding Company or any subsidiary of the Holding Company) or the liquidation, dissolution or change in organizational structure of any subsidiaries of Sage (other than the Holding Company or any subsidiary of the Holding Company).

Section 4.8                      Payment of Taxes, Etc.

Each Maker shall promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of such Maker, except for such failures to pay that, individually or in the aggregate, have not had and would not reasonably be expected to cause a Material Adverse Effect; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if such Maker shall have set aside on its books adequate reserves with respect thereto, and provided, further, that such Maker will pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefor.

Section 4.9                        Corporate Existence.

Each Maker shall maintain in full force and effect its corporate or limited liability existence, as the case may be, its rights and franchises and all licenses and other rights to use property owned or possessed by it and reasonably deemed to be necessary to the conduct of its business; provided, that, the Makers shall not be obligated to maintain any permit or license if the failure to so maintain such permit or license could not reasonably be expected to result in a Material Adverse Effect.

Section 4.10                      Investment Company Act.

Each Maker shall conduct its businesses in a manner so that it will not become subject to the Investment Company Act of 1940, as amended.

Section 4.11                      Indebtedness to Affiliates.

For as long as this Note is outstanding, the Makers shall not make any payment on any indebtedness owed to officers, directors or Affiliates; provided, that, payments may be made by made by Sage (but not by Holding Company) in respect of obligations of Sage under that certain Credit Facility Agreement by and among The Empire Sports & Entertainment Holdings Co. (n/k/a Sage), the Empire Sports & Entertainment, Co., EXCX Funding Corp., Barry Honig and Michael Brauser (the “Credit Facility”) if permitted pursuant to any subordination and intercreditor agreement then in effect; provided, further, that such payments made by Sage shall not derive from ownership of, or any interest in, any assets of the Holding Company or any income generated by the Holding Company.

Section 4.12                      Securities Compliance

Sage shall notify the Securities and Exchange Commission (the “SEC”) in accordance with the SEC’s rules and regulations, of the transactions contemplated by any of the Transaction Documents and shall take all other necessary action and proceedings as may be required and permitted by  applicable  law,  rule  and  regulation,  for  the  legal  and  valid  issuance  of  the  Note to the Holder or subsequent holders.

Section 4.13                      Registration and Listing

Sage shall timely file all quarterly and annual reports required of an issuer with a class of equity registered under the Exchange Act, notwithstanding that the Common Stock is not so registered. Sage will take all actions necessary to continue the listing and trading of its Common Stock on the OTC Bulletin Board, the OTCQB, the OTCQX, the New York Stock Exchange, the Nasdaq Capital Markets, the Nasdaq Global Markets, the Nasdaq Global Select Market or the NYSE Amex. Subject to the terms of the Transaction Documents, Sage further covenants that it will take such further action as the Holder may reasonably request, all to the extent required from time to time to enable the Holder to sell the Common Stock without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act pursuant to Rule 144(c)(1) and 144(d)(1)(i).  Upon the request of the Holder, Sage shall deliver to the Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

Section 4.14                      Reporting Requirements

If Sage ceases to file its periodic reports with the SEC, or if the SEC ceases making these periodic reports available via the Internet without charge, then Sage shall furnish the following to the Holder so long as the Holder shall beneficially own the Note:

(a)       Quarterly Reports filed with the SEC on Form 10-Q as soon as practical after the document is or would have been required to be filed with the SEC;

(b)       Annual Reports filed with the SEC on Form 10-K as soon as practical after the document is or would have been required to be filed with the SEC;

(c)       Current Reports filed with the SEC on Form 8-K as soon as practical after the document is or would have been required to be filed with the SEC; and

(d)       Copies of all notices, information and proxy statements in connection with any meetings that are, in each case, provided to holders of shares of Common Stock, contemporaneously with the delivery of such notices or information to such holders of Common Stock.

Section 4.15                      Other Agreements

No Maker shall enter into any agreement in which the terms of such agreement would restrict or impair the right or ability of such Maker to perform its obligations under any Transaction Document.

Section 4.16                      Reporting Status

For so long as the Holder beneficially owns this Note, Sage shall timely file all quarterly and annual reports on Form 10-Q and 10-K, respectively, required to be filed with the SEC pursuant to the Exchange Act by an issuer of equity securities registered pursuant to Section 12(b) or 12(g) of the Exchange Act.

Section 4.17                      Disclosure of Material Information

For so long as the Holder beneficially owns this Note, Sage covenants and  agrees that neither it nor any other person acting on its behalf has provided or will provide the Holder or its agents or counsel with any information that Sage believes constitutes material non-public information, unless prior thereto, the Holder shall have executed a written agreement regarding the confidentiality and use of such information.  Sage understands and confirms that the Holder shall be relying on the foregoing representations in effecting transactions in securities of Sage.

Section 4.18                      Amendments

Sage shall not amend or waive any provision of its Articles of Incorporation or Bylaws in any way that would adversely affect exercise or other rights of the Holder.

Section 4.19                      Compliance with Law

Each Maker shall, and shall cause each of its subsidiaries to, comply with all applicable laws, rules and regulations of all federal, state and local governmental and administrative authorities (including without limitation environmental laws, rules and regulations), duly observe and conform in all material respects to all valid requirements of all governmental authorities relating to the conduct of its business or to its properties or assets, and obtain and maintain in full force and effect all licenses and permits required by all applicable governmental authorities to conduct its business and own its properties and assets.  If any Maker fails to pay all or any portion of any fee required to maintain in full force and effect all licenses and permits required by all applicable governmental authorities to conduct its business and own its properties and assets, the Holder may elect to pay all or any portion of such fees, which shall be reimbursed within 10 days by the Makers and shall be (i) deemed Indebtedness to the Holder owed under this Note and (ii) secured by the Security Documents.

Section 4.20                      Maintenance of Assets

Each Maker shall, and shall cause the Holding Company (and any subsidiary of the Holding Company), to keep its properties in good repair, working order and condition, reasonable wear and tear excepted, expect as would not reasonably be expected to cause a Material Adverse Effect, and from time to time make all necessary and proper repairs, renewals, replacements, additions and improvements thereto. The Holding Company shall at all times hold exclusive and valid mining property rights consisting of the unpatented mill site and mining lode claims at the Relief Canyon Mine in Pershing County, Nevada, subject to the Deed of Trust, not subject to any challenge by  any Person.  The Holding Company shall pay all annual maintenance fees required with respect thereto at least thirty (30) days prior to the due date thereof and shall provide written evidence of such payment to the Holder at least fifteen (15) days prior to each respective due date thereof, and, to the extent the same are not paid as provided herein, the Holding Company hereby expressly authorizes the Holder to make such payments, which, if made, shall be deemed Indebtedness under this Note.

Section 4.21                      Opinions

For so long as either the Holder owns this Note or any Common Stock, Sage will provide, at Sage’s expense, such legal opinions in the future as are reasonably necessary for the issuance and resale of the Common Stock issuable upon conversion of this Note pursuant to an effective registration statement, Rule 144 or an exemption from registration under the Securities Act. In the event that Common Stock is sold in a manner that complies with an exemption from registration under the Securities Act, Sage will promptly instruct its counsel (at Sage’s expense) to issue to Sage’s transfer agent an opinion permitting removal of the legend (indefinitely, if more than one year has elapsed from the Issuance Date) or to permit sale of the shares if pursuant to the other provisions of Rule 144.

ARTICLE V - MISCELLANEOUS

Section 5.1                      Notices.

Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery, electronic mail, telecopy or facsimile at the address or number designated in the Letter Agreement (if delivered on a Business Day during normal business hours where such notice is to be received), or the first Business Day following such delivery (if delivered other than on a Business Day during normal business hours where such notice is to be received) or (b) on the second Business Day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.  Sage will give written notice to the Holder at least ten (10) days prior to the date on which Sage takes a record (x) with respect to any dividend or distribution upon the Common Stock, (y) with respect to any pro rata subscription offer to holders of Common Stock or (z) for determining rights to vote with respect to any Organic Change, dissolution, liquidation or winding-up and in no event shall such notice be provided to such holder prior to such information being made known to the public.  The Makers will also give written notice to the Holder at least ten (10) days prior to the date on which any Organic Change, dissolution, liquidation or winding-up will take place and in no event shall such notice be provided to the Holder prior to such information being made known to the public. The Makers shall promptly notify the Holder of this Note of any notices sent or received.

Section 5.2                      Governing Law.

This Note shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction.  This Note shall not be interpreted or construed with any presumption against the party causing this Note to be drafted.  All payment obligations arising under this Note are subject to the express condition that at no time shall the Makers be obligated or required to pay interest at a rate which could subject the Holder to either civil or criminal liability as a result of being in excess of the maximum rate which the Makers are permitted by law to contract or agree to pay. If by the terms of this Note, the Makers are at any time required or obligated to pay interest at a rate in excess of such maximum rate, the applicable rate of interest shall be deemed to be immediately reduced to such maximum rate, and interest thus payable shall be computed at such maximum rate, and the portion of all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of principal.

Section 5.3                      Headings.

Article and section headings in this Note are included herein for purposes of convenience of reference only and shall not constitute a part of this Note for any other purpose.

Section 5.4                      Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief.

The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, at law or in equity (including, without limitation, a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder’s right to pursue actual damages for any failure by any Maker to comply with the terms of this Note.  Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Makers (or the performance thereof).  Each Maker acknowledges that a breach by it of its obligations hereunder will cause irreparable and material harm to the Holder and that the remedy at law for any such breach may be inadequate. Therefore each Maker agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available rights and remedies, at law or in equity, to seek and obtain such equitable relief, including but not limited to an injunction restraining any such breach or threatened breach, without the necessity of showing economic loss and without any bond or other security being required.

Section 5.5                      Enforcement Expenses

Each Maker agrees (i) to pay all costs and expenses of the Holder in the collection and enforcement of this Note, including, without limitation, reasonable attorneys’ fees and expenses, and (ii) that such costs shall be deemed Indebtedness hereunder.

Section 5.6                      Binding Effect.

The obligations of each Maker and the Holder set forth herein shall be binding upon the successors and assigns of each such party, whether or not such successors or assigns are permitted by the terms hereof.

Section 5.7                      Amendments.

This Note may not be modified or amended in any manner except in writing executed by each Maker and the Holder.

Section 5.8                      Compliance with Securities Laws.

The Holder of this Note acknowledges that this Note is being acquired solely for the Holder’s own account and not as a nominee for any other party, and for investment, and that the Holder shall not offer, sell or otherwise dispose of this Note except in compliance with applicable securities laws.  This Note and any Note issued in substitution or replacement therefor shall be stamped or imprinted with a legend in substantially the following form:

THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR RECEIPT BY SAGE OF AN OPINION OF COUNSEL IN FORM, SUBSTANCE AND SCOPE REASONABLY SATISFACTORY TO SAGE THAT THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION HEREOF MAY BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF, UNDER AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND SUCH STATE SECURITIES LAWS.

Section 5.9                      Consent to Jurisdiction.

Each Maker and the Holder (i) hereby irrevocably submits to the exclusive jurisdiction of the United States District Court sitting in the Southern District of New York and the courts of the State of New York located in New York county for the purposes of any suit, action or proceeding arising out of or relating to this Note and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper.  Each Maker and the Holder consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under the Letter Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing in this Section 5.9 shall affect or limit any right to serve process in any other manner permitted by law.

Section 5.10                      Parties in Interest.

This Note shall be binding upon, inure to the benefit of and be enforceable by the Makers, the Holder and their respective successors and permitted assigns.

Section 5.11                      Failure or Indulgence Not Waiver.

No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

Section 5.12                      Waivers; Dispute Resolution.

Except as otherwise specifically provided herein, each Maker and all others that may become liable for all or any part of the obligations evidenced by this Note, hereby waive presentment, demand, notice of nonpayment, protest and all other demands’ and notices in connection with the delivery, acceptance, performance and enforcement of this Note, and do hereby consent to any number of renewals of extensions of the time or payment hereof and agree that any such renewals or extensions may be made without notice to any such persons and without affecting their liability herein and do further consent to the release of any person liable hereon, all without affecting the liability of the other persons, firms or any Maker liable for the payment of this Note, AND DO HEREBY WAIVE TRIAL BY JURY.

(a)           No delay or omission on the part of the Holder in exercising its rights under this Note, or course of conduct relating hereto, shall operate as a waiver of such rights or any other right of the Holder, nor shall any waiver by the Holder of any such right or rights on any one occasion be deemed a waiver of the same right or rights on any future occasion.

(b)           EACH MAKER ACKNOWLEDGES THAT THE TRANSACTION OF WHICH THIS NOTE IS A PART IS A COMMERCIAL TRANSACTION, AND TO THE EXTENT ALLOWED BY APPLICABLE LAW, HEREBY WAIVES ITS RIGHT TO NOTICE AND HEARING WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH THE HOLDER OR ITS SUCCESSORS OR ASSIGNS MAY DESIRE TO USE.

(c)           In the case of a dispute as to the determination of the Closing Bid Price or the VWAP or the arithmetic calculation of the Conversion Price, any adjustment to the Conversion Price, liquidated damages amount, interest or dividend calculation, or any redemption price, redemption amount, adjusted Conversion Price, or similar calculation, or as to whether a subsequent issuance of securities is prohibited hereunder or would lead to an adjustment to the Conversion Price, Sage shall submit the disputed determinations or arithmetic calculations via facsimile within two (2) Business Days of receipt, or deemed receipt, of the Conversion Notice, any redemption notice, default notice or other event giving rise to such dispute, as the case may be, to the Holder. If the Holder and Sage are unable to agree upon such determination or calculation within two (2) Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then Sage shall, within two (2) Business Days submit via facsimile (a) the disputed determination of the Closing Price or the VWAP to an independent, reputable investment bank selected by Sage and approved by the Holder, which approval shall not be unreasonably withheld, (b) the disputed arithmetic calculation of the Conversion Price, adjusted Conversion Price or any redemption price, redemption amount or default amount to Sage’s independent, outside accountant or (c) the disputed facts regarding whether a subsequent issuance of securities is prohibited hereunder or would lead to an adjustment to the Conversion Price (or any of the other above described facts not expressly designated to the investment bank or accountant), to an expert attorney from a nationally recognized outside law firm selected by Sage and approved by the Holder).  Sage, at Sage’s expense, shall cause the investment bank, the accountant, the law firm, or other expert, as the case may be, to perform the determinations or calculations and notify Sage and the Holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s, accountant’s or attorney’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

Section 5.13                      Definitions.

Terms used herein and not defined shall have the meanings set forth in the Letter Agreement.  For the purposes hereof, the following terms shall have the following meanings:

“Closing Bid Price” shall mean, on any particular date (i) the last trading price per share of the Common Stock on such date on the OTC Bulletin Board or another registered national stock exchange on which the Common Stock is then listed, or if there is no such price on such date, then the last trading price on such exchange or quotation system on the date nearest preceding such date, or (ii) if the Common Stock is not then listed or traded on a registered national securities exchange or quoted on the OTC Bulletin Board, then the average of the “Pink Sheet” quotes for the relevant conversion period, as determined in good faith by the Holder, or (iii) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock as determined by the Holder and reasonably acceptable to Sage.

“Equity Conditions” shall mean, during the period in question, (i) Sage shall have duly honored all conversions and redemptions scheduled to occur or occurring by virtue of one or more Conversion Notices of the Holder, if any, (ii) all liquidated damages and other amounts owing to the Holder in respect of this Note shall have been paid; (iii) following six (6) months after the Issuance Date, (A) there is an effective registration statement pursuant to which the Holder is permitted to utilize the prospectus thereunder to resell all of the shares issuable pursuant to this Note as a payment of interest or principal, or (B) such shares may be sold by the Holder pursuant to Rule 144 under the Securities Act without regards to volume limitations and Sage and its counsel shall have delivered all legal opinions and other documents necessary to effect such sale, (iv) the Common Stock is trading on the Trading Market and all of the shares issuable pursuant to the Transaction Documents are listed for trading on a Trading Market (and Sage believes, in good faith, that trading of the Common Stock on a Trading Market will continue uninterrupted for the foreseeable future), (v) there is a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all of the shares issuable pursuant to the Transaction Documents, (vi) there is then existing no Event of Default or event which, with the passage of time or the giving of notice, would constitute an Event of Default, (vii) the issuance of the shares in question to the Holder would not violate the limitations set forth in Section 3.4(a) or 3.4(b) hereof and (viii) no public announcement of a pending or proposed Major Transaction has occurred.

 “Indebtedness” means (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, current swap agreements, interest rate hedging agreements, interest rate swaps, or other financial products, (c) all capital lease obligations that exceed $100,000 in the aggregate in any fiscal year, (d) all obligations or liabilities secured by a lien or encumbrance on any asset of any Maker, irrespective of whether such obligation or liability is assumed, (e) all obligations for the deferred purchase price of assets, together with trade debt and other accounts payable that exceed $100,000 in the aggregate in any fiscal year, (f) all synthetic leases, and (g) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse) any of the foregoing obligations of any other person; provided, however, Indebtedness shall not include (a) usual and customary trade debt incurred in the ordinary course of business and (b) endorsements for collection or deposit in the ordinary course of business.

“Material Adverse Effect” means any material adverse effect on or to any of (a) the business, assets, operations, prospects or condition (financial or otherwise) of any Maker, (b) the ability of any Maker to perform any of its obligations hereunder or under the Transaction Documents, or (c) the rights and benefits available to the Holder hereunder and the Transaction Documents.

“Permitted Indebtedness” means

(i)           Indebtedness of Sage under the Credit Facility in an aggregate amount not to exceed $4.5 million, provided such Indebtedness shall be subordinate in payment and security to the obligations under the Note by the Holding Company;

(ii)           Unsecured Indebtedness which may, from time to time be incurred or guaranteed by the Maker which in the aggregate principal amount does not exceed $250,000;

(iii)           Indebtedness relating to loans from Sage to the Holding Company (provided that neither interest nor principal on such loans shall be payable until this Note is paid in full);

(iv)           Indebtedness relating to capital leases in an aggregate amount not to exceed $250,000 (secured only by the equipment subject to such leases);

(v)           accounts or notes payable arising out of the purchase of merchandise, supplies, equipment, software, computer programs or services in the ordinary course of business; or

(vi)           Permitted Subordinated Indebtedness.

“Permitted Lien” means the individual and collective reference to the following: (a) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Maker contesting the same) have been established in accordance with GAAP; (b) Liens imposed by law which were incurred in the ordinary course of a Maker’s business, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlords’ Liens, and other similar Liens arising in the ordinary course of a Maker’s business, and which (x) do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of any Maker and its consolidated subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Lien; (c) Liens securing the Permitted Purchase Money Indebtedness to the extent that such Liens are secured only by the inventory, equipment or machinery so financed; (d) following execution of a Subordination and Intercreditor Agreement in form and substance satisfactory to the Collateral Agent in its sole and absolute discretion with respect to the same, a Lien securing the obligations under the Credit Facility; and (e) any Permitted Subordinated Indebtedness.

“Permitted Preferred Stock” means preferred stock of Holding Company that (i) permits the holder thereof no voting, participation or similar rights (other than as required by law) and (ii) is redeemable at the par value thereof by the Holding Company upon Foreclosure by the Collateral Agent of the collateral under the Pledge Agreement.

“Permitted Purchase Money Indebtedness” means Indebtedness incurred after the Issuance Date for the purchase of inventory, equipment or machinery in connection with the Relief Canyon Mine; provided, that, such Indebtedness may be secured only by the inventory, equipment or machinery so financed.

“Permitted Subordinated Indebtedness” means Indebtedness that (i) is expressly subordinate in right of payment and security to this Note and the security therefor, (ii) shall not mature prior to the maturity of this Note, (iii) shall not permit any payment of principal thereof or interest thereon prior to the payment in full of this Note, (iv) shall not be secured by any asset, agreement or other collateral, other than, in each case and on a subordinated basis, the collateral securing this Note, and (v) is subject to a subordination and intercreditor agreement among the Makers, the Collateral Agent and the holder of such Permitted Subordinated Indebtedness in form and substance satisfactory to the Collateral Agent in its sole and absolute discretion.

“Person” means any individual, sole proprietorship, joint venture, partnership, corporation, limited liability company, association, joint-stock company, unincorporated organization, cooperative, trust, estate, governmental entity or any other entity of any kind or nature whatsoever.

“Trading Day” means (a) a day on which the Common Stock is traded on the OTC Bulletin Board or a registered national securities exchange, or (b) if the Common Stock is not traded on the OTC Bulletin Board or a registered national securities exchange, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, however, that in the event that the Common Stock is not listed or quoted as set forth in (a) or (b) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

“Trading Market” means the Over the Counter Bulletin Board, the OTCQB, the OTCQX, the New York Stock Exchange, the Nasdaq Capital Markets, the Nasdaq Global Markets, the Nasdaq Global Select Market or the NYSE Amex.

“VWAP” means, for any date, (i) the daily volume weighted average price of the Common Stock for such date on the OTC Bulletin Board or other Trading Market as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. Eastern Time to 4:02 p.m. Eastern Time); (ii) if the Common Stock is not then listed or quoted on a Trading Market for which the daily volume weighted average price of the Common Stock is available on Bloomberg L.P., or if prices for the Common Stock are then reported in the “Pink Sheets” published by the Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (iii) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to Sage.

[Signature Page Follows]

IN WITNESS WHEREOF, each Maker has caused this Note to be duly executed by its duly authorized officer as of the date first above indicated.

SAGEBRUSH GOLD, LTD.

By:
Name:
Title:

GOLD ACQUISITION CORP.

By:
Name:
Title:

[Amended and Restated Senior Secured Convertible Promissory Note
From Sagebrush Gold, Ltd. and Gold Acquisition Corp. to Platinum Long Term Growth LLC]

EXHIBIT A

WIRE INSTRUCTIONS

TD Bank N.A.

ABA 026013673

Account Name: Platinum Long Term Growth, LLC

Account Number: 4257053101

[Amended and Restated Senior Secured Convertible Promissory Note
From Sagebrush Gold, Ltd. and Gold Acquisition Corp. to Platinum Long Term Growth LLC]

FORM OF

NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert the Note)

The undersigned hereby irrevocably elects to convert $ ________________ of the principal amount [and accrued interest thereon] of the above Note into shares of Common Stock of Sagebrush Gold, Ltd. according to the conditions hereof, as of the date written below.

Date of Conversion _________________________________________________________

Applicable Conversion Price __________________________________________________

Number of shares of Common Stock beneficially owned or deemed beneficially owned by the Holder on the Date of Conversion: _________________________

Signature___________________________________________________________________

[Name]

Address:__________________________________________________________________

_______________________________________________________________________

[Amended and Restated Senior Secured Convertible Promissory Note
From Sagebrush Gold, Ltd. and Gold Acquisition Corp. to Platinum Long Term Growth LLC]